As filed with the Securities and Exchange Commission on June 9, 2006
Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Del Monte Foods Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	One Market @ The Landmark, San Francisco, California 94105 (Address of Principal Executive Offices Including Zip Code)	13-3542950 (I.R.S. Employer Identification No.)
Del Monte Foods Company 2002 Stock Incentive Plan
(Full Title of the Plan)
James Potter, Esq.
Senior Vice President, General Counsel
and Secretary
Del Monte Foods Company
One Market@The Landmark
San Francisco, California 94105
(Name and Address of Agent For Service)
(415) 247-3000
(Telephone Number, Including Area Code, Of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)
Common Stock (par value $0.01 per share) issuable under the 2002 Stock Incentive Plan	8,673,818	$11.60	$100,616,288.80	$10,765.94

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 2002 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based upon the average of the high and low prices of Registrant’s Common Stock on June 6, 2006, as reported on the New York Stock Exchange.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     The following documents filed by Del Monte Foods Company (the “Company”, or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 1, 2005;
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2005, October 30, 2005 and January 29, 2006;
(c)	The Registrant’s Current Reports on Form 8-K (or portions thereof as indicated) filed on September 20, 2005; October 4, 2005; November 7, 2005; December 16, 2005 (filing information on Item 1.01 and relating to December 14, 2005); December 16, 2005 (filing information on Items 1.01 and 9.01 and relating to December 14, 2005); December 16, 2005 (relating to December 15, 2005); December 16, 2005 (relating to December 16, 2005; Item 8.01 only); December 20, 2005; December 22, 2005; January 24, 2006; March 6, 2006; March 7, 2006; March 20, 2006; March 21, 2006; April 26, 2006 (Item 2.04 only); and May 24, 2006; and
(d)	The description of the Registrant’s Common Stock contained in the Prospectus dated February 4, 1999 filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-48235), filed with the Commission on March 19, 1998 and incorporated by reference to Item 1 of the Registration Statement on Form 8-A (No. 001-14335) filed by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission on July 23, 1998, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
Item 4. Description of Securities
             Not applicable.
Item 5. Interests of Named Experts and Counsel
             Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).
     Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.
     Registrant’s Amended and Restated Certificate of Incorporation generally provides that Registrant will indemnify each of its directors and officers to the fullest extent permitted by the DGCL and may indemnify certain other persons as authorized by the DGCL. Article X of Registrant’s Amended and Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant or, while a director or officer of Registrant, is or was serving at Registrant’s request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by Registrant to the fullest extent authorized by the DGCL, as the same exists or may be amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     Article X of Registrant’s Amended and Restated Certificate of Incorporation also provides for the elimination of a director’s liability to Registrant and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
     All of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed
             Not applicable.
Item 8. Exhibits

Exhibit
Number

4.1	Certificate of Incorporation of Del Monte Foods Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-4/A No. 333-98827, filed November 19, 2002).

4.2	Bylaws of Del Monte Foods Company (incorporated by reference to Exhibit 3.2 to the Annual Report filed on Form 10-K for the year ended May 2, 2004).

4.3	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective August 15, 2005 and approved by the stockholders September 29, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 4, 2005).

*5.1	Opinion of Cooley Godward LLP.

*23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

*23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on page II-4).

* Filed herewith

Item 9. Undertakings
     (a)   The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.
     (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 9, 2006.

Del Monte Foods Company
By:	/s/ Richard G. Wolford
Richard G. Wolford, President and Chief
Executive Officer, Director and Chairman of the Board

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints David L. Meyers and James Potter, each of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard G. Wolford Richard G. Wolford	President and Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	June 9, 2006

/s/ David L. Meyers David L. Meyers	Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer)	June 9, 2006

Signature	Title	Date

/s/ Richard L. French Richard L. French	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	June 9, 2006

/s/ Samuel H. Armacost Samuel H. Armacost	Director	June 9, 2006

/s/ Timothy G. Bruer Timothy G. Bruer	Director	June 9, 2006

/s/ Mary R. Henderson Mary R. Henderson	Director	June 9, 2006

/s/ Victor L. Lund Victor L. Lund	Director	June 9, 2006

/s/ Terence D. Martin Terence D. Martin	Director	June 9, 2006

/s/ Joe L. Morgan Joe L. Morgan	Director	June 9, 2006

/s/ David R. Williams David R. Williams	Director	June 9, 2006

Director
Gerald E. Johnston

EXHIBIT INDEX
Exhibit
Number

4.1	Certificate of Incorporation of Del Monte Foods Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-4/A No. 333-98827, filed November 19, 2002).

4.2	Bylaws of Del Monte Foods Company (incorporated by reference to Exhibit 3.2 to the Annual Report filed on Form 10-K for the year ended May 2, 2004).

4.3	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective August 15, 2005 and approved by the stockholders September 29, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 4, 2005).

*5.1	Opinion of Cooley Godward LLP.

*23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

*23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on page II-4).

* Filed herewith